Exhibit 99.1

FOR IMMEDIATE RELEASE

ACS, A Xerox Company, Enhances Its Human Resources Services Capabilities with Acquisition of ExcellerateHRO

DALLAS: May 25, 2010 – Affiliated Computer Services (ACS), A Xerox Company (NYSE: XRX), today announced a definitive agreement to acquire ExcellerateHRO, LLP (EHRO), a global benefits administration and relocation services provider, from Hewlett-Packard Company. The transaction is expected to close following the conclusion of the customary closing conditions.

The purchase of EHRO establishes ACS as one of the world’s single largest pension administrators and solidifies its role as a leading provider of outsourced health & welfare and relocation services. EHRO’s client list includes a broad selection of FORTUNE 500 clients and growing mid-market customers, who are served by more than 1,800 human resources specialists.

“This acquisition clearly demonstrates Xerox’s commitment to invest in human resources services that will ultimately benefit all our clients,” said Ann Vezina, ACS executive vice president and group president, ACS Human Resource Services. “This acquisition, coupled with our increasing investments in new products and services, broadens ACS’ customer base, strengthens our capabilities and consistency to an expanding sector.”

The acquisition complements ACS’ $50 million investment in client-focused innovations in its human resource services business in the past 18 months and builds upon its ability to provide specific solutions to clients’ needs, particularly in the employee benefits sector, such as pensions and 401(k) plans. The ExcellerateHRO transaction will also be the first acquisition by ACS since it was acquired by Xerox in February 2010, providing ACS with a broader global footprint as well as access to Xerox’s extensive research and development capabilities.

Rohail Khan, executive managing director, ACS, said the acquisition of EHRO broadens ACS access to new industries and markets, allowing the company to introduce its proprietary technology platform and business processes to an expanding marketplace.

“This acquisition will accelerate the pace of an unprecedented level of product and service innovation for clients seeking consistent service in a rapidly evolving human resources market,” said Khan. “This transaction also features the inclusion of a leadership team that will provide additional deep domain expertise to our growing delivery platform.”

ACS’ services cover the entire spectrum of the human resources function, and are provided to more than 5.5 million employees and retirees in more than 80 countries worldwide in 20 languages. ACS administers $75 billion in defined contribution assets to 1.7 million participants. ACS’ breadth of comprehensive HR solutions include: HR outsourcing services, total benefits outsourcing, learning management services and Buck Consultants.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology, services and outsourcing offerings, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and supplies for production and office environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and information technology outsourcing services, including data processing, human capital management services, finance support, and customer relationship management services for commercial and government organizations worldwide. The 130,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.acs-inc.com or http://www.xerox.com. For investor information, visit http://www.xerox.com/investor.

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Media Contact

Chris Gilligan

Manager

Corporate Communications

ACS, A Xerox Company

859-389-2412

chris.gilligan@acs-inc.com

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